Exhibit 99.2

VINCI COMPASS INVESTMENTS LTD.

2026 RESTRICTED SHARE UNIT AWARD PLAN

1. Purpose

The purpose of this 2026 Restricted Share Unit Award Plan (“Plan”) is to provide the opportunity for officers, employees or service providers of VINCI COMPASS INVESTMENTS, Ltd, a company incorporated under the laws of the Cayman Islands (“Company”) and its Subsidiaries, as elected by the Executive Committee, to receive restricted Shares (each share “RSU” and, collectively, “RSUs”, and “Beneficiary”, respectively). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Appendix of this Plan.

2. Administration

This Plan shall be administered by the Executive Committee (“Committee”) or by officer(s) of the Company to whom the Committee or the Board has delegated its authority and powers to act as Administrator, as provided below (“Administrator”).

The Committee shall have the power and authority to, in its sole discretion: (i) manage and implement the Plan; (ii) select the Beneficiaries and define the amount of RSUs to be granted to each Beneficiary; (iii) define the specific terms and conditions applicable to the grant of RSUs to each Beneficiary; (iv) create and implement distinct classes of RSUs; (v) determine all matters and rules related to the termination of the Beneficiary's employment with the Group Members, and promote adjustments, anticipations or postponements of the vesting or lock-up periods, according to the specific circumstances of each case, and waive and exempt the fulfillment of certain obligations related to this Plan; (vi) take any action it deems advisable to obtain approval or comply with Applicable Laws or regulations of any stock exchange or automated quotation system; (vii) interpret and resolve any inconsistency, correct any error and/or provide rules for situations omitted under this Plan and/or the Agreement entered into by and between the Company and the Beneficiary; and (vii) make any other decisions that may be necessary pursuant to this Plan or as deemed necessary or advisable by the Committee in the administration of this Plan.

Any interpretations or decisions of the Committee relating to this Plan shall be final, binding and conclusive for all purposes and upon all Beneficiaries.

3. Shares Subject to this Plan

The maximum number of Shares included in this Plan is limited to 205,000 (two hundred and five thousand) restricted shares (the Restricted Shares).

4. Terms and Conditions of Awards

The Company or other Group Member shall inform the amount and class of RSUs granted to each Beneficiary and each grant of RSU under this Plan shall be formalized by a Restricted Share Unit Award Agreement (“Agreement”) between the Beneficiary and the Company. The grant shall be subject to the applicable terms and conditions of this Plan and the other terms and conditions included in the Agreement. The terms and conditions applicable to the Agreements entered into under this Plan need not be identical, and the Committee may define in each Agreement the terms and conditions applicable to each Beneficiary.

5. Right to Receive Shares

(a) Subject to the terms of the Agreement, each RSU shall entitle its respective Beneficiary to receive one (1) Share, subject to compliance with the vesting criteria described in Section 6 below (or otherwise as set forth in the applicable Agreement).

(b) Unless and until a Share is issued or delivered to the Beneficiary by reason of the settlement of an RSU, by entry in the Company's register of shareholders, no right to vote or to receive dividends, or any other shareholder rights, shall exist with respect to such Share.

(c) The Committee may require the Beneficiary to enter into and become a party to a shareholder agreement of the Company as a condition to the issuance and delivery of the Shares in settlement of an RSU.

6. Vesting

(a) General. The RSUs shall be conditioned on the Beneficiary continuously providing services to the Company and/or to the other Group Members, and the RSUs shall become fully vested when such condition of service continuity is 100% satisfied, which verification shall observe the terms of this Plan and the Agreement.

(b) Vesting Conditions. Unless otherwise provided for in the Agreement, the Shares subject to this Plan shall become vested on the third anniversary of the effective date of the Agreement.

7. Taxes

(a) The Beneficiary shall pay to the Company and/or any Group Member amounts relating to taxes, duties, levies, contributions and/or other charges (including employment costs according to the Applicable Law) in connection with the acquisition of the RSUs or the sale of the underlying Shares if the Company is required to withhold such amounts on behalf of the Beneficiary in accordance with Applicable Law (collectively, “Tax”), and (i) the Company may require the Beneficiary to pay the Taxes; (ii) the Company shall have the right to require the payment of additional Tax if required by subsequent amendments to the Applicable Laws and/or as requested by the competent tax authorities; (iii) the Company shall be entitled to demand payment of any penalties and/or interest charged by any tax authority for late payment of any Taxes; and (iv) notwithstanding applicable restrictions on transfer of Shares and RSUs, the Beneficiary may, at the conclusion of the vesting period, be authorized by the Committee to sell the minimum number of Shares necessary to use the proceeds of such sale to pay any Taxes levied on the receipt or disposition of the RSUs or Shares.

(b) The Company may withhold the amounts of Taxes related to the Beneficiary if resolved by the Administrator, including, without limitation, by (i) selling all or part of the Shares on behalf of the Beneficiary; or (ii) reducing the number of Shares to which the Beneficiary would be entitled under the Agreement (together, “Withholding”) in an amount sufficient to satisfy the Withholding obligation. Alternatively, the Company may withhold and pay beforehand the amount of Taxes on behalf of the Beneficiary, and the Beneficiary shall be obligated to refund to the Company the full amount of Taxes within 30 days as of the payment of such amount by the Company.

8. Delivery

(a) Subject to the compliance of the Vesting and Subsection (b) below, each RSU shall be settled in the form of one (1) Share.

(b) The Company shall not be required to issue Shares (including by registration in books or bookkeeping service) evidencing ownership of the Shares pursuant to the RSUs unless and until the Committee has determined, subject to the review of legal counsel, that the issuance, as applicable, is in compliance with Applicable Laws.

(c) Shares issued pursuant to the Agreement may be subject to transfer restrictions, transfer blocking instructions and other restrictions as the Committee, in consultation with the compliance department, deems necessary or advisable to comply with all Applicable Laws. The Committee may require the transcription of the encumbrances applicable to the Share on the records applicable to the Shares.

(d) The Committee may, in its sole discretion and subject to the terms and conditions as it may elect, anticipate the date on which the RSUs are settled, unless if such anticipation would violate Applicable Law, including for any Beneficiary who is deemed to be a taxpayer of the United States of America, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

9. Lock-Up

Shares issued and delivered under the Plan may be subject to a lock-up period, during which the Beneficiary may not transfer, sell or encumber Shares without the prior approval of the Committee (“Lock-Up”). The terms and conditions of the Lock-Up shall be set forth in the Agreement.

10. Termination and Acceleration

In the event of termination of services rendered by the Beneficiary to any Group Member prior to full vesting of the right to receive the Shares underlying the RSUs granted, such termination shall be treated as follows:

(a) If the Beneficiary (i) resigns or renounces from its position or (ii) is dismissed or removed for Just Cause, such Beneficiary shall not be entitled to any RSUs not yet vested on such date, waiving his or her rights thereto, which shall be automatically cancelled with such termination, without any payment being due to the Beneficiary. For the avoidance of doubt, upon the occurrence of any of the events above, the Beneficiary shall be entitled to receive any Shares underlying any RSUs that have vested prior to the date of his or her termination and whose Shares are still pending delivery for administrative reasons only.

(b) If the Beneficiary is dismissed without Just Cause by a Group Member, the Beneficiary shall maintain the right to any outstanding RSUs granted in connection with this Plan, which shall be considered as vested, however the Beneficiary shall only receive Shares resulting from such vested RSUs in the original terms provided for in the Agreement, except that, to the extent permitted by applicable regulations, the lock-up restriction provided for in the Agreement, if any, shall not apply.

(c) In case the Beneficiary dies or becomes permanently disabled or totally incapacitated, the Beneficiary’s outstanding RSUs shall fully vest, and the Company shall issue all Shares resulting from this Agreement within 60 days from the applicable event, except that, to the extent permitted by applicable regulations, the lock-up restriction provided for in the Agreement shall not apply. In addition, in the case of a U.S. taxpayer, Shares that vest in accordance with this Section must be delivered to the Beneficiary by no later than March 15 of the year following the termination of employment by the Group Member. If any transfer limitation is imposed by Applicable Law or applicable regulation, the transfer restriction period shall be the minimum period required by law or regulation.

(d) In case of a Liquidity Event and if the Beneficiary's engagement with any Group Member is terminated by the Company without Just Cause within six (6) months following such event, the Beneficiary’s outstanding RSUs shall fully vest and the Company shall issue all Shares resulting there from within sixty (60) business days as of the applicable event. However, in the case of a U.S. taxpayer, the Shares that vest in accordance with this Section shall be delivered no later than March 15 of the year following the year during which the employment of the Beneficiary was terminated by the Group Member.

The Committee may establish distinct termination and acceleration rules for different classes of RSUs, which must be set forth in the applicable Agreement.

11. Restrictions on Transfers

The RSUs may not be transferred other than by will or by hereditary succession. The RSUs may not be sold, transferred, assigned, pledged, attached, charged, mortgaged, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar operation. In the event of any attempt to sell, transfer, assign, pledge, charge, mortgage, encumber or otherwise dispose of the RSUs, the grant of the RSUs and all rights arising therefrom to the Beneficiary under this Plan and the related Agreement shall immediately become null and void.

12. Non-Competition

The Committee may subject the receipt of the Shares underlying the RSUs to compliance with the non-competition covenants entered into by the Beneficiary with the Company or any Group Member, which terms and conditions shall be set forth in the respective Agreement.

13. Adjustments Upon Changes in Capitalization and Sale of the Company

(a) Changes in Capital Stock. The Committee may, in its sole discretion, resolve upon adjustments to the amount of RSUs granted under the Agreements to the extent such adjustments are proportionate and equitable by reason of any increase or decrease in the number of issued Shares resulting, by way of example, from a reverse stock split or stock split, distribution of a stock dividend, merger, spin-off or consolidation, combination or reclassification of Shares. The manner in which the adjustments referred to in this Section shall be made shall be determined by the Committee, whose decision shall be final, binding and conclusive.

(b) Dissolution or Liquidation. In the event a dissolution or liquidation of the Company is proposed, the Committee shall notify the Beneficiary as soon as practicable, prior to the effective date of commencement of such proposed dissolution or liquidation. In addition, the Committee may provide that any Shares issued pursuant to this Plan shall be issued as of such date. To the extent not previously paid, all RSUs granted shall be terminated immediately prior to the commencement of such proposed dissolution or liquidation.

14. Miscellaneous

(a) No Retention Rights. Nothing in this Plan or in any right or RSU granted under this Plan shall confer upon the Beneficiary any right to continue providing services to the Company and/or any Group Member for any specific period or will interfere with or otherwise restrict the right of the Company and/or the Group Member or the Beneficiary, which rights are hereby reserved by each, to terminate service at any time and for any reason, with or without Just Cause.

(b) Applicable Law. The laws of the Cayman Islands govern all matters arising out of or relating to this Plan and the transactions it contemplates, including, without limitation, its interpretation, construction, performance, and enforcement. The Company and the Beneficiaries irrevocably agree that the courts of the Cayman Islands shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Plan or its subject matter or formation (including non-contractual disputes or claims).

(c) Paperless Administration. Subject to Applicable Laws, the Committee may disclose information regarding the RSUs on a website, electronic mail or platform system in order to make the administration of the RSUs more efficient.

(d) Term of this Plan. The Plan will come into effect on the date of its approval by the Board of Directors and will expire, at any time, by decision of the Board of Directors. The expiration of the Plan will not affect the effectiveness of the RSU already granted.

(e) Right to Amend or Terminate this Plan. The Board of Directors may amend, suspend or terminate this Plan at any time and for any reason.

(f) Effect of Amendment or Termination. No Shares shall be issued or sold and no RSUs granted under this Plan after its termination, except with respect to the vesting and settlement of RSUs granted prior to such termination. The termination of this Plan, or any amendment thereto, shall not materially affect any Shares issued or RSUs granted under this Plan prior to such amendment or termination.

APPENDIX
Definitions

“Applicable Law” means the laws, regulations and other normative instruments applicable to the subject matter in question.

“Board of Directors” means the Company´s board of directors.

“Control” means, with respect to any Person, the power to, directly or indirectly, direct or guide the management policies of a Person, whether through ownership of the voting securities of such Person or by contract or otherwise.

“Group Member” means the Company or one of its Subsidiaries.

“Just Cause” means (A) the motivated termination of the contract that regulates the link between the Company and the Beneficiary; and (B) the removal of the Beneficiary from his position at the initiative of the Company arising from (i) breach, by the Beneficiary, of any manager's duties, as set forth on the applicable legislation; (ii) the Beneficiary's negligence in the exercise of their duties; (iii) criminal conviction related to intentional crimes; (iv) dishonest or fraudulent acts by the Beneficiary against the Company or its Subsidiaries; (v) the practice, by the Beneficiary, of any type of harassment; (vi) any act or omission resulting from the Beneficiary's intent or fault and which is harmful to the business, image, or financial situation of the Company, its shareholders, or its Subsidiaries; (vii) violation of the instrument that regulates the exercise of the mandate of statutory administrator entered into by the Beneficiary with the Company and / or with Subsidiaries; (viii) non-compliance with the Company's and / or its Subsidiaries' Bylaws and other applicable corporate and internal policies provisions; (ix) breach of confidentiality or misappropriation of trade secrets of the Company and/or its Subsidiaries; (x) any act of misconduct, indiscipline, or insubordination by the Beneficiary; (xi) job abandonment; (xii) loss, suspension, or failure to maintain any license, qualification, certification, or legal requirement necessary for the lawful exercise of the professional activities for which the Beneficiary was engaged by the Company and/or its Subsidiaries; or yet, (xiii) failure to comply with, or violation of, any applicable laws or regulations relating to anti-corruption or anti–money laundering to which the Beneficiary is subject

“Liquidity Event” means: (a) the consummation of one or a series of transactions relating to the acquisition of shares of the Company by a Person or Persons under common Control which results in such persons holding more than 40% of the total voting capital stock of the Company. For clarification purposes, the following shall not be considered a “Liquidity Event”: (1) transfer of shares of the Company between current shareholders, directly or indirectly and/or between current shareholders and their affiliates or heirs, successors, regardless of form, including by reason of corporate reorganization, legal succession, inheritance or succession planning, donation or other transfer, and (2) transactions that do not consist of a transfer of shares of the Company's stock by the current stockholders to a third party in consideration for the payment of a purchase price paid in cash to the selling stockholders, including but not limited to, capital increases, with or without an assignment of preemptive rights, stock exchanges and/or corporate reorganizations, and (3) the consummation of a corporate reorganization in which the Company's equity represents 50% or less of the equity of the surviving company.

Notwithstanding anything to the contrary set forth above, if the RSU is considered nonqualified deferred compensation subject to Section 409A, the event described above shall not constitute a “Liquidity Event” for purposes of liquidation (but not overriding), unless such event also constitutes a change in the effective ownership or control of the Company or a change in ownership of a substantial portion of the Company's assets within the meaning of Section 409A.

“Person” means any natural person, individual, company, enterprise, corporation, limited liability company, legal entity, partnership, limited partnership, association, unincorporated organization, public corporation, institution, government, state or federal, state or local government agency or authority, joint venture, trust, individual real property, individual estate, commercial trust or other enterprise, entity or organization of any kind or nature (whether or not having separate legal personality).

“Subsidiary” means, with respect to any Person, any Person under the Control of such Person.

“Shares” means the class A shares issued or delivered by the Company as a result of this Plan.